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MIDSOUTH BANCORP, INC. AND SUBSIDIARY                                                  EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE  (Unaudited)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 1995 AND 1994


                                    Fourth Quarter   Fourth Quarter   Year-to-Date     Year-to-Date
                                    December 31,     December 31,     December 31,     December 31,
PRIMARY                                 1995             1994             1995             1994
                                    ______________   ______________   ____________     ____________
Earnings:
    Income applicable to common
      stock                            $280,104         $305,840       $1,203,468       $1,141,641
                                    ==============   ==============   ============    =============
Shares:
    Weighted average number of
      common shares outstanding         965,624          953,365          959,735          949,819
                                    ==============   ==============   ============    =============

Earnings per common share:
    Income applicable to common
      stock                               $0.29            $0.32            $1.25            $1.20
                                    ==============   ==============   ============    =============

Weighted average number of
    common shares outstanding           965,624          953,365          959,735          949,819

    Assuming exercise of options,
      reduced by the number of
      shares which could have
      been purchased with the
      proceeds from exercise of
      such options at the average
      issue price                        13,350            5,152           10,236                -
                                    ______________   ______________   ____________     ____________


    Weighted average number of
      common shares outstanding,
      as adjusted                       978,974          958,517          969,971          949,819
                                    ==============   ==============   ============    =============


Primary earnings per common share         $0.29            $0.32            $1.24            $1.20
                                    ==============   ==============   ============    =============


FULLY DILUTED

Earnings:
    Net income                         $318,246         $305,840       $1,241,610       $1,141,641
                                    ==============   ==============   ============    =============

Weighted average number of
    common shares outstanding           965,624          953,365          959,735          949,819

    Assuming exercise of options,
      reduced by the number of
      shares which could have
      been purchased with the
      proceeds from exercise of
      such options at the higher
      of the average issue price
      or per                             13,350            5,152           12,855            4,834

    Assuming conversion of
      preferred stock at a
      conversion rate of 1 to 1         249,090                -          104,413                -
                                    ______________   ______________   ____________     ____________

    Weighted average number of
      common shares outstanding,
      as adjusted                     1,228,064          958,517        1,077,003          954,653

                                    ==============   ==============   ============    =============

Fully diluted earnings per common
  share                                   $0.26            $0.32            $1.15            $1.20
                                    ==============   ==============   ============    =============

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